As filed with the Securities and Exchange Commission on May 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOWMAN CONSULTING GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-1762351
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

(Address of Principal Executive Offices) (Zip Code)

Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan

Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan

(Full Title of the Plan(s))

Robert Hickey

Chief Legal Officer

12355 Sunrise Valley

Suite 520

Reston, Virginia 20191

(703) 464-1000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jason T. Simon, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

(703) 749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Bowman Consulting Group Ltd. (the “Registrant” or “Company”) to register (i) an aggregate of 1,252,307 additional shares of common stock, par value $0.01 per share (the “Common Stock”), under the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) pursuant to the evergreen provisions providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 Plan on January 1, 2022 (574,479 shares) and January 1 ,2023 (677,828 shares) and (ii) an aggregate of 658,644 additional shares of Common Stock under the Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) pursuant to the evergreen provisions providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 ESPP on January 1, 2022 (329,322 shares) and January 1, 2023 (329,322 shares).

Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2021 (File No. 333- 256001), are hereby incorporated by reference in this Registration Statement to the extent not replaced hereby.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 15, 2023 (the “2022 Form 10-K”);

(2)	The Registrant’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2023, as filed with the Commission on May 9, 2023;

(3)	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on February 15, 2023 and May 16, 2023; and

(4)

The description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40371) dated April 28, 2021, filed pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the 2022 Form 10-K.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby has been passed upon for the Registrant by Greenberg Traurig, LLP.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, as it may be amended, no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s amended and restated certificate of incorporation provides that the Company will indemnify its directors to the fullest extent permitted by law, as it may be amended. In addition, the Company’s amended and restated bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL or other applicable law, as it may be amended, and that the Company must also pay expenses incurred in defending any proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under such section or otherwise.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8. Exhibits.

Exhibit Number	Description	Method of Filing

4.1	Amended and Restated Certificate of Incorporation of Bowman Consulting Group Ltd.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-255076), filed with the Commission on April 6, 2021.

4.2	Amended and Restated Bylaws of Bowman Consulting Group Ltd.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 (File No. 333-255076), filed with the Commission on April 6, 2021.

5.1	Opinion of Greenberg Traurig, LLP	Filed herewith.

10.1	Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan.	Incorporated by reference to Exhibit 10.13 to the Registrant’s Form S-1 (File No. 333-255076), filed with the Commission on April 6, 2021.

10.2	Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan.	Incorporated by reference to Exhibit 10.14 to the Registrant’s Form S-1 (File No. 333-255076), filed with the Commission on April 6, 2021.

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto).	Filed herewith.

24.1	Powers of Attorney (included on signature pages hereof).	Filed herewith.

107	Filing Fee Table.	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Virginia, on May 17, 2023.

BOWMAN CONSULTING GROUP LTD.

By:	/s/ Gary Bowman
Name:	Gary Bowman
Title:	President, Chief Executive Officer, Chairman

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary Bowman his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary Bowman Gary Bowman	President, Chief Executive Officer, Chairman (Principal Executive Officer)	May 17, 2023

/s/ Michael Bruen Michael Bruen	Chief Operating Officer and Director	May 17, 2023

/s/ Bruce Labovitz Bruce Labovitz	Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2023

/s/ Stephen Riddick Stephen Riddick	Director	May 17, 2023

/s/ Patricia Mulroy Patricia Mulroy	Director	May 17, 2023

/s/ James Laurito James Laurito	Director	May 17, 2023

/s/ Raymond Vicks, Jr. Raymond Vicks, Jr.	Director	May 17, 2023

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